Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                               Las Vegas, NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                               www.theriviera.com

FOR FURTHER INFORMATION:
AT THE COMPANY:                                INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer & CFO                    Betsy Truax, Skorpus Consulting
Tel: (702) 794-9527                             Tel: (208) 241-3704
Fax: (702) 794-9442                             Fax: (208) 232-5317
Email: dkrohn@theriviera.com                    Email: Etruax@aol.com


FOR IMMEDIATE RELEASE


            RIVIERA APPOINTS VINCENT L. DIVITO TO BOARD OF DIRECTORS


         LAS VEGAS, NEVADA - June 26, 2002 - Riviera Holdings Corporation (AMEX:RIV) today announced that Mr. Vincent L. Divito has been appointed to the Board of Directors of the Company. Mr. Divito succeeds Mr. James N. Land, Jr., who resigned in May 2002 from the Company's Board due to health and personal reasons. Mr. Divito will serve the remainder of Mr. Land's term, which runs until May 2003.

         Mr. Divito, 42, is currently Vice President, Chief Financial Officer and Treasurer of Lonza, Inc., a global specialties chemical business headquartered in Fair Lawn, New Jersey. Lonza, Inc. is part of Lonza Group, which is traded on the Swiss Stock Exchange. Mr. Divito is a Certified Public Accountant and Certified Management Accountant. He graduated Summa Cum Laude from Adelphi University in 1982, and received his MBA in Finance in 1993.

         William L. Westerman, Chairman of the Board of Riviera Holdings Corporation, said, "We look forward to Mr. Divito serving our Board. He brings extensive experience in the field of finance. We are excited about the contributions he will make on behalf of the Company."

Safe Harbor Statement
         The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 2001 and Forms 10Q for 2002. Actual results may differ.

About Riviera Holdings
         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.

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